As filed with the Securities and Exchange Commission on March 28, 2005

Registration No.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

eMerge Interactive, Inc.

(Exact name of registrant as specified in its charter)

Delaware	10305 102nd Terrace Sebastian, Florida 32958 (772) 581-9700	65-0534535
(State or jurisdiction of incorporation or organization)	(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	(I.R.S. Employer Identification No.)

With a copy to:
Mr. David Warren Chief Executive Officer eMerge Interactive, Inc. 10305 102nd Terrace Sebastian, Florida 32958 (772) 581-9700	Gary E. Thompson, Esq. Hunton & Williams LLP, Riverfront Plaza, East Tower Richmond, Virginia 23219 (804) 788-8787
(Name, address and telephone number of agent for service)

APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities Being Registered	Amount Being Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A Common Stock $.008 par value	8,961,836(2)	$0.925	$8,289,698	$975.70

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and based upon the average of the high and low prices reported on the Nasdaq SmallCap Market on March 22, 2005.

(2)	Includes 585,000 shares of Class A common stock issuable upon the exercise of warrants to purchase Class A common stock and 200,000 shares of Class A common stock issuable upon exercise of options to purchase Class A common stock held by the Selling Stockholders.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. The Selling Stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and the Selling Stockholders named in this prospectus are not soliciting any offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 28, 2005

PROSPECTUS

eMerge Interactive, Inc.

8,961,836 SHARES OF CLASS A COMMON STOCK

The Selling Stockholders identified in this prospectus are selling up to 8,961,836 shares of our Class A common stock. The shares offered by this prospectus include 8,176,836 issued and outstanding shares of our Class A common stock, up to 585,000 shares of Class A common stock issuable upon the exercise of outstanding warrants to purchase our Class A common stock and up to 200,000 shares of Class A common stock issuable upon exercise of outstanding options to purchase our Class A common stock. We are not selling any shares of our Class A common stock under this prospectus and we will not receive any of the proceeds from the shares of Class A common stock sold by the Selling Stockholders.

The prices at which the Selling Stockholders may sell the shares of Class A common stock registered under this prospectus will be determined by the prevailing market price for the shares or in negotiated transactions.

Our Class A common stock is listed on The Nasdaq Stock Market’s SmallCap Market under the symbol “EMRG.” On March 22, 2005, the last reported sale price for our Class A common stock was $0.92 per share.

The Selling Stockholders may sell the shares of Class A common stock described in this prospectus in a number of different ways and at varying prices. We provide more information about how the Selling Stockholders may sell their shares in the section entitled “Plan of Distribution; Selling Stockholders” on page 8.

INVESTING IN OUR CLASS A COMMON STOCK INVOLVES RISKS. FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN EVALUATING AN INVESTMENT IN THE CLASS A COMMON STOCK OFFERED HEREBY, SEE “RISK FACTORS” BEGINNING ON PAGE 4 OF THIS PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

We are not using this prospectus to offer to sell these securities or to solicit offers to buy these securities in any place where the offer or sale is not permitted.

THE DATE OF THIS PROSPECTUS IS                     , 2005.

You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document, regardless of the time of delivery of this document or of any sale of the shares of Class A common stock.

In this document, “Selling Stockholders” refers to the persons identified in the section titled “Plan of Distribution; Selling Stockholders” beginning on page 7.

In this document, “eMerge,” “the Company,” “we,” “us” and “our” refer to eMerge Interactive, Inc.

PROSPECTUS SUMMARY

The information in this section is a summary and therefore does not contain all of the information that you should consider before making an investment in eMerge Interactive, Inc. You should read the entire prospectus carefully, including the “Risk Factors” section and the documents listed under “Where You Can Find More Information.”

About eMerge Interactive, Inc.

We are a technology company focusing on the agricultural, food service and healthcare industries. We are structured into two operating segments, the Food Safety Technology (“FST”) Segment and the Animal Information Solutions (“AIS”) Segment.

FST’s patented VerifEYE™ food safety technology is a unique machine vision technology that is designed to instantly detect microscopic levels of organic contamination, which can harbor deadly pathogens. The VerifEYE technology is available in several applications for the meat processing and food processing industries, and we are developing additional products for the food service, healthcare and childcare industries.

AIS provides comprehensive, data-driven solutions to the cattle industry to enable animal management for the livestock industry. Our products include CattleLog™ data base and data collection tools and a variety of other data management software tools, which, when used in combination with multiple data reporting options, allow users to properly perform a large variety of animal tracking, management and performance improvement applications.

Our principal offices are located at 10305 102nd Terrace, Sebastian, Florida 32958, and our telephone number is (772) 581-9700. Our website is located at http://www.emergeinteractive.com. Information contained on our website or links contained on our website are not a part of this prospectus.

About this Offering

We are registering, pursuant to a registration statement of which this prospectus forms a part, 8,961,836 shares of Class A common stock, comprised of the following:

•	2,900,000 shares of our Class A common stock sold in a private placement transaction on January 27, 2005 to Omicron Master Trust, Cranshire Capital L.P. and Steelhead Investments Ltd. for $4.1 million in cash, together with 435,000 shares of Class A common stock issuable upon the exercise of warrants sold in such private placement.

•	5,276,836 shares of our Class A common stock owned by two wholly owned subsidiaries of Safeguard Scientifics, Inc. (“Safeguard”).

•	150,000 shares of Class A common stock issuable to Roth Capital Partners, LLC (“Roth”) upon the exercise of a warrant issued to Roth as partial compensation for acting as our placement agent in a private placement completed on December 2, 2004.

•	200,000 shares of our Class A common stock issuable to Robert E. Drury, the Company’s Chief Financial Officer, upon the exercise of stock options granted to Mr. Drury in May 2004 as part of his initial compensation package.

RISK FACTORS

You should consider carefully the following risks before making a decision to buy our Class A common stock. If any of the following risks actually occur, our business, financial condition or results of operations would likely suffer. In such case, the trading price of our Class A common stock could decline, and you may lose all or part of the money you paid to buy our Class A common stock. The risk factors below do not necessarily appear in order of importance.

Risks Related to this Offering

Our stock price historically has been volatile, which may make it difficult for you to resell Class A common stock you want at prices you find attractive.

The market price of our Class A common stock has been and will likely continue to be highly volatile. Any significant fluctuations in the future might result in a material decline in the market price of our Class A common stock. These fluctuations may be caused by factors, which include but are not limited to:

•	actual or anticipated variations in operating results;

•	announcements by our competitors of technological innovations;

•	conditions or trends in the cattle industry and our other markets;

•	new sales formats of new products or services;

•	announcements by us or our competitors of significant acquisitions, strategic partnerships or joint ventures;

•	capital commitments; and

•	sales of our Class A common stock.

The sale of a significant number of shares could have a depressive effect on the market price of our Class A common stock.

It is possible that a significant number of shares could be sold at the same time under this prospectus, and such sales, or the possibility thereof, may have a depressive effect on the market price of our Class A common stock.

In addition, we have a significant number of option holders who may exercise their options for shares of our Class A common stock and other stockholders who currently hold restricted shares of our Class A common stock, both of which may sell their shares in the open market utilizing Rule 144 under the Securities Act. Sales of a substantial number of shares of Class A common stock in the open market could adversely affect the trading price of the Class A common stock.

Risks Related to Our Business

We have a history of net losses and negative cash flows from operations and expect to continue to incur net losses and negative cash flows from operations for at least the next year. If we continue to incur net losses and negative cash flows from operations, our business may not ultimately be financially viable.

We have incurred significant net losses since inception. We reported a net loss of $6.8 million for the year ended December 31, 2004, or 586% of total revenue, and a net loss of $9.7 million for the year ended December 31, 2003, or 1049% of total revenue. As of December 31, 2004, we had accumulated net losses totaling $205.0 million. Our revenue may not grow as anticipated and, as a result, our financial condition and results of our operations may be harmed and our business may not be financially viable in the future.

To achieve profitability and improve cash flow from operations, we must successfully address the following risks while maintaining or growing our margins:

•	adverse market conditions existing within segments of the U.S. beef industry;

•	lack of wide-scale commercial acceptance of our products and services;

•	lack of wide-scale sales and distribution channels for our products and services;

•	failure to introduce new products and services;

•	inability to respond promptly to competitive and industry developments;

•	failure to achieve brand recognition; and

•	failure to upgrade and enhance our technologies to accommodate expanded product and service offerings and increased customer demand.

Although in December 2004, we raised $4.0 million of equity capital to support operations and in January 2005, we raised an additional $4.1 million of equity capital to support operations, if we are unable to significantly grow the sales of our products and services over the next 12 months, we will need to either raise debt or equity capital and further reduce operating costs to maintain a sufficient cash balance. We expect cash balances will be sufficient to operate throughout fiscal 2005. Should we find it necessary to raise additional funds, we may find that such funds are either not available or are available only on terms that are unattractive due to cost or dilution of existing shareholders’ interest, or both. In the event that we find it necessary to raise additional funds to sustain operations and we are unable to do so, our business may not ultimately be financially viable.

If we are unable to successfully address any of these risks, our business, results of operations and financial condition is likely to be adversely effected.

If our products do not achieve broad market acceptance, our business may not ultimately be successful.

We believe that broad market acceptance, reflected in increased sales volume, will be necessary to permit us to generate a self-sustaining cash flow from operations. The success of our business model depends on the broad acceptance of our technologies into markets that are just now developing as a result of the growing focus on food safety and assurance. Furthermore, some of our primary target segments within the U.S. beef industry are experiencing unpredictable economic conditions and are expected to continue to struggle with supply, trade and profitability issues in the near term. Although we believe that our products, if adopted on a wide-scale basis, would have a significant impact on improving the safety, quality and confidence in our nation’s food supply, our customers for these products historically have been very slow to change and reluctant to adopt new technologies and business practices. This means that before our target customers will fully embrace technology like VerifEYE and CattleLog, there will be a substantial amount of due diligence and testing to ensure that the technology not only performs but also delivers an acceptable rate of return on investment. If our target markets do not have the financial resources to purchase our products or do not complete their due diligence and testing and, ultimately, adopt our products, in a timely basis, our business will be harmed.

Any significant defect in our products could cause us to lose revenue and expose us to product liability claims.

The products we offer are inherently complex and, despite extensive testing and quality control, have in the past and may in the future contain errors or defects, especially when first introduced. These errors and defects could cause damage to our reputation, loss of revenue, product returns, order cancellations or lack of market acceptance for our products. We have in the past and may in the future need to issue corrective releases of our products to fix these errors or defects.

Our agreements with our customers typically contain provisions designed to limit our exposure to potential product liability claims. However, the limitation of liability provisions contained in our agreements may not be effective as a result of existing or future federal, state or local laws or ordinances or unfavorable judicial decisions. Although we have not experienced any product liability claims to date, the sale and support of our products entails the risk of such claims, which could be substantial. In addition, our insurance against product liability may not be adequate to cover a potential claim.

Our two business segments are difficult to evaluate because they have a limited operating history.

Although we were formed in 1994, our current product and service offerings have a very limited operating history. If we are unable to expand the market for the products and services of both our FST segment and our AIS segment, or if any of our products do not perform as we expect them to, our results of operations and prospects will be materially and adversely impacted.

Our business may be harmed by competitors.

In the event the demand for food safety technology increases in the future, or if governmental agencies mandate compliance with certain food safety technology or procedures, we may face competition from companies with greater resources that may develop competing technologies or services. Because the market for beef production consists primarily of a number of large producers, it is possible that these competing technologies or services will be created by companies with significantly greater resources than ours. In the event we are unable to effectively compete with these potential new technologies or services, our results of operations may be materially and adversely impacted.

Our ability to develop new products is uncertain and our products may not develop as we anticipate.

The outcome of the lengthy and complex process of developing new products is inherently uncertain. Prospective products, such as our hand hygiene system, require time and resources to develop, may not ultimately be commercially viable, may not achieve commercial acceptance in the marketplace and may fail to receive regulatory approval, if required. In addition, new products by competitors could adversely affect the realization of products that are commercially successful.

If we are unable to protect our intellectual property rights, our business and competitive position will be harmed.

Proprietary rights are important to our success and our competitive position. We protect our intellectual property through a combination of patent, copyright, trade secret and trademark law and confidentiality agreements with third parties. We cannot guarantee that any of our pending patent or trademark applications will be approved, Even if they are approved, the patents or trademarks may be challenged by other parties, infringed upon or invalidated. Because brand recognition is an important component of our business strategy, the protection of our trademarks is critical to our success. In addition, we depend upon our proprietary database of industry and client information to provide our clients with our information services. Despite our efforts to protect our proprietary rights, unauthorized parties may copy aspects of our products and technology or obtain access to our confidential proprietary database. Other parties may also breach confidentiality agreements and other protective contracts. We may not become aware of these breaches or have adequate remedies available. In addition, effective copyright, patent and trademark protection may be unavailable in certain countries to which we might expand our operations.

We are also reliant on our exclusive licensing agreement with Iowa State University and the Agricultural Research Service. If we breach this agreement, our rights to the technology incorporated into our food safety products could be limited or eliminated, which would have a material adverse effect on our results of operations.

In technology markets, there is generally frequent and substantial intellectual property litigation. We may be subject to legal proceedings and claims, including claims that we infringe third-party proprietary rights. There can be no assurance that third parties will not assert patent, copyright or other infringement claims against us that could prevent us from manufacturing and commercializing our products or services in the United States and abroad. There also can be no assurance that former employers of our present and future employees will not claim that our employees have improperly disclosed confidential or proprietary information to us. Any of these claims, with or without merit, could subject us to costly litigation and divert the attention of our personnel.

We expect our operating results to fluctuate. If we fail to meet the expectations of public market analysts and investors, the market price of our Class A common stock could decline.

We expect that our revenue and operating results will vary in the future as a result of a number of factors. Our results of operations may not meet the expectations of securities analysts and investors, which could cause the price of our Class A common stock to decline. Our operating results in the future may not follow any prior trends and should not be relied upon as an indication of future results. The factors that affect our operating results include:

•	our ability to generate revenues and profits in our two business segments;

•	our ability to retain existing customers and attract new customers;

•	our ability to develop and market new and enhanced products and services on a timely basis;

•	the introduction of new or enhanced products and services by us;

•	continued purchases by our existing customers; and

•	our ability to manage our costs.

In addition, a number of factors that are beyond our control will also affect our operating results, such as:

•	demand for our products and services;

•	product and price competition;

•	the introduction of new or enhanced products and services by our competitors; and

•	significant downturns in our targeted markets, such as the recent significant reduction in U. S. beef exports caused by public health concerns.

We depend on certain key personnel, and the loss of any key personnel may seriously harm our business.

Our future success depends in large part on the continued service of our key technical and management personnel and on our ability to continue to attract and retain qualified employees, particularly those highly skilled employees involved in the design and manufacture of existing products and the development of new products and processes. The competition for such personnel is intense, and the loss of key employees could harm our business.

Safeguard Scientifics, Inc. controls a substantial portion of our stock and may influence our affairs or the price of shares of our Class A common stock.

As of March 22, 2005, Safeguard owns and has the power to vote or dispose of 7,524,577 shares of our Class A common stock, which represents approximately 15% of our outstanding Class A common stock (we are registering 5,276,836 of Safeguard’s shares for resale pursuant to a registration statement of which this prospectus forms a part). Safeguard, therefore, may have the ability to significantly influence matters requiring stockholder approval, such as our ability to merge or sell substantially all of our assets. In addition, if Safeguard were to elect to sell a significant number of shares of our Class A common stock at one time or over a short period of time, this could cause a significant decline in the price per share of our Class A common stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the use of predictive, future tense or forward-looking terminology, such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “will” and words of similar meaning. These statements include statements regarding, among other things, our product and service development, projected capital expenditures, liquidity and capital, development of additional revenue sources, expansion into new market segments, technological advancement, ability to develop “brand” awareness and market acceptance of our products and services. These statements are based on management’s current expectations and are subject to a number of uncertainties and risks that could cause actual results to differ significantly from those described in the forward-looking statements, including the acceptance by our customers of our products and services, our ability to grow revenue, the impact of competition on pricing, general economic conditions, employee turnover, the impact of litigation and other factors. Readers of this prospectus are cautioned to consider these risks and uncertainties and to not place undue reliance on these forward-looking statements.

USE OF PROCEEDS

We will not receive any proceeds from the sale of Class A common stock by the Selling Stockholders.

PLAN OF DISTRIBUTION; SELLING STOCKHOLDERS

We are registering, pursuant to a registration statement of which this prospectus forms a part, 8,961,836 shares of Class A common stock, comprised of the following:

•	2,900,000 shares of our Class A common stock sold in a private placement transaction on January 27, 2005 to Omicron Master Trust, Cranshire Capital L.P. and Steelhead Investments Ltd. for $4.1 million in cash, together with 435,000 shares of Class A common stock issuable upon the exercise of warrants sold in such private placement.

•	5,276,836 shares of our Class A common stock owned by two wholly owned subsidiaries of Safeguard.

•	150,000 shares of Class A common stock issuable to Roth upon the exercise of a warrant issued to Roth as partial compensation for acting as our placement agent in a private placement completed on December 2, 2004.

•	200,000 shares of our Class A common stock issuable to Robert E. Drury, the Company’s Chief Financial Officer, upon the exercise of stock options granted to Mr. Drury in May 2004 as part of his initial compensation package.

The table below sets forth information as of March 22, 2005 regarding ownership of our Class A common stock by the Selling Stockholders and the number of shares that may be sold by them pursuant to this prospectus. The percentage ownership shown in the table is based on 50,337,581 shares of Class A common stock issued and outstanding as of March 22, 2005. The Selling Stockholders are not making any representations that the shares covered by this prospectus will be offered for sale. The Selling Stockholders may from time to time offer and sell pursuant to this prospectus any or all of the shares of Class A common stock being registered. Because the Selling Stockholders may offer all or some portion of the shares of Class A common stock listed in the table and may sell all, part or none of the shares of Class A common stock listed pursuant to this prospectus or otherwise, no estimate can be given as to the number of shares of Class A common stock that will be held by the Selling Stockholders upon termination of the offering.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Securities Exchange Act of 1934, as amended. The warrants issued to Omicron Master Trust, Cranshire Capital L.P. and Steelhead Investments Ltd. in the January 2005 private placement are not exercisable until July 27, 2005. In accordance with Rule 13d-3(d), the 435,000 shares of Class A common stock issuable upon exercise of these warrants will not be deemed to be beneficially owned by these Selling Stockholders until May 29, 2005. The warrants issued to Roth Capital Partners, LLC in the December 2004 private placement are not exercisable until June 2, 2005. In accordance with Rule 13d-3(d), the 150,000 shares of Class A common stock issuable upon exercise of these warrants will not be deemed to be beneficially owned by Roth Capital Partners, LLC until April 3, 2005. The number of shares in the column “Number of Shares of Class A Common Stock Beneficially Owned Before This Offering” excludes the 585,000 shares of Class A common stock underlying these warrants and the number of shares in the column “Number of Shares Being Offered” includes the 585,000 shares of Class A common stock underlying these warrants.

	Number of Shares Of Class A Common Stock Beneficially Owned Before This Offering(1)			Number of Shares of Class A Common Stock Being Offered		Number of Shares of Class A Common Stock Beneficially Owned After Offering(12)
Selling Stockholders	Number		Percent			Number	Percent
Steelhead Investments Ltd.	1,543,750	(2)	3%	1,236,250	(8)	468,750	1%
Cranshire Capital, L.P.	1,869,894	(3)	4%	1,236,250	(8)	794,894	2%
Omicron Master Trust	1,806,144	(4)	4%	862,500	(9)	1,056,144	2%
Safeguard Scientifics (Delaware), Inc.	4,153,921	(5)	8%	4,153,921		0	*
Safeguard Delaware, Inc.	3,370,656	(5)	7%	1,122,915		2,247,741	5%
Roth Capital Partners, LLC	163,333	(6)	*	150,000	(10)	163,333	*
Robert E. Drury	230,000	(7)	*	200,000	(11)	180,000	*

*	indicates less than 1%

(1)	Unless otherwise indicated, to our knowledge, the entity named in the table has sole voting and sole investment power with respect to all shares of our Class A common stock beneficially owned, subject to community property laws where applicable.

(2)	Includes 468,750 shares of Class A common stock issuable upon exercise of an additional investment right at an exercise price of $1.60 per share. The additional investment right is immediately exercisable and expires September 22, 2005. Does not include 328,125 shares of Class A common stock issuable upon exercise of a warrant at an exercise price of $2.00 per share that is not exercisable until June 2, 2005. HBK Investments L.P. may be deemed to have sole voting and investment power with respect to the shares of Class A common stock beneficially owned by Steelhead Investments Ltd. pursuant to an Investment Management Agreement between HBK Investments L.P. and Steelhead Investments Ltd. Additionally, the following individuals may have control over HBK Investments L.P.: Kenneth M. Hirsh, Laurence H. Lebowitz, William E. Rose, Richard L. Booth, David C. Haley and Jamiel A. Akhtar.

(3)	Includes 118,644 shares of Class A common stock issuable upon exercise of a warrant at an exercise price of $1.40 per share and 468,750 shares of Class A common stock issuable upon exercise of an additional investment right at an exercise price of $1.60 per share. The warrant may be exercised at any time until January 23, 2009. The additional investment right may be exercised at any time until September 22, 2005. Does not include 328,125 shares of Class A common stock issuable upon exercise of a warrant at an exercise price of $2.00 per share that is not exercisable until June 2, 2005. Mitchell P. Kopin, the President of Downsview Capital, Inc., has sole voting and investment power with respect to the shares of Class A common stock beneficially owned by Cranshire Capital, L.P.

(4)	Includes 118,644 shares of Class A common stock issuable upon exercise of a warrant at an exercise price of $1.40 per share and 312,500 shares of Class A common stock issuable upon exercise of an additional investment right at an exercise price of $1.60 per share. The warrant may be exercised at any time until January 23, 2009. The additional investment right may be exercised at any time until September 22, 2005. Does not include 328,125 shares of Class A common stock issuable upon exercise of a warrant at an exercise price of $2.00 per share that is not exercisable until June 2, 2005. Omicron Capital, L.P., a Delaware limited partnership (“Omicron Capital”), serves as investment manager to Omicron Master Trust, a trust formed under the laws of Bermuda (“Omicron”). Omicron Capital, Inc., a Delaware corporation (“OCI”), serves as general partner of Omicron Capital, and Winchester Global Trust Company Limited (“Winchester”) serves as the trustee of Omicron. By reason of such relationships, Omicron Capital and OCI may be deemed to share dispositive power over the shares of our Class A common stock owned by Omicron, and Winchester may be deemed to share voting and dispositive power over the shares of our Class A common stock owned by Omicron. Omicron Capital, OCI and Winchester disclaim beneficial ownership of such shares of our Class A common stock. Omicron Capital has delegated authority from the board of directors of Winchester regarding the portfolio management decisions with respect top the shares of Class A common stock owned by Omicron and, as of March 22, 2005, Mr. Oliver H. Morali and Mr. Bruce T. Bernstein, officers of OCI, have delegated authority from the board of directors of OCI regarding the portfolio management decisions of Omicron Capital with respect to the shares of Class A common stock owned by Omicron. By reason of such delegated authority, Messrs. Morali and Bernstein may be deemed to share dispositive power over the shares of our Class A common stock owned by Omicron. Messrs. Morali and Bernstein disclaim beneficial ownership of such shares of our Class A common stock and neither of such persons has any legal right to maintain such delegated authority. No other person has sole or shared voting or dispositive power with respect to the shares of our Class A common stock being offered by Omicron, as those terms are used for the purposes of Regulation 13D-G of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Omicron and Winchester are not “affiliates” of one another, as that term is used for purposes of the Exchange Act, or of any other person named in this prospectus as a Selling Stockholder. No person or “group” (as that term is used in Section 13(d) of the Exchange Act or the SEC’s Regulation 13D-G) controls Omicron and Winchester.

(5)	Safeguard Scientifics (Delaware), Inc. (“SSDI”) and Safeguard Delaware, Inc. (“SDI”) have reported that Safeguard Scientifics, Inc. (“Safeguard”), together with each of SSDI and SDI, respectively, have both shared voting and investment power with respect to the shares beneficially owned by each of SSDI and SDI, respectively, because Safeguard is the sole stockholder of each of SSDI and SDI.

(6)	Includes 163,333 shares of Class A common stock issuable upon exercise of a warrant at an exercise price of $3.73 per share. The warrant may be exercised at any time until January 23, 2009.

(7)	Includes 56,250 shares of Class A common stock issuable upon exercise of stock options at an exercise price of $0.89 per share, which may be exercised at any time until June 26, 2011. Includes 35,000 shares of Class A common stock issuable upon exercise of stock options at an exercise price of $0.56 per share, which may be exercised at any time until May 23, 2012. Includes 26,250 shares of Class A common stock issuable upon exercise of stock options at an exercise price of $0.39 per share, which may be exercised at any time until January 27, 2013. Includes 12,500 shares of Class A common stock issuable upon exercise of stock options at an exercise price of $0.69 per share, which may be exercised at any time until August 1, 2013. Includes 50,000 shares of Class A common stock issuable upon exercise of stock options at an exercise price of $1.84 per share, which may be exercised at any time until June 14, 2014. . Includes 50,000 shares of Class A common stock issuable upon exercise of stock options at an exercise price of $1.16 per share, which may be exercised at any time until February 25, 2015.

(8)	Includes 161,250 shares of Class A common stock issuable upon exercise of a warrant at an exercise price of $1.75 per share, which may be exercised at any time on or after July 27, 2005 until January 27, 2010.

(9)	Includes 112,500 shares of Class A common stock issuable upon exercise of a warrant at an exercise price of $1.75 per share, which may be exercised at any time on or after July 27, 2005 until January 27, 2010.

(10)	Includes 150,000 shares of Class A common stock issuable upon exercise of a warrant at an exercise price of $2.30 per share, which may be exercised at any time on or after June 2, 2005 until December 2, 2009.

(11)	Includes 200,000 shares of Class A common stock issuable upon exercise of stock options at an exercise price of $1.84 per share. 50,000 options are vested and may be exercised at any time until June 14, 2014. The remaining options will vest 50,000 on June 14, 2005, 50,000 on June 14, 2006 and 50,000 on June 14, 2007. After vesting, the options may be exercised at any time until June 14, 2014.

(12)	Because the Selling Stockholders may sell all or a portion of their shares of Class A common stock pursuant to this prospectus at any time, and from time to time, no estimate can be made of the number of shares of Class A common stock that the Selling Stockholders may retain upon completion of the offering by the Selling Stockholders. Therefore, this table assumes that all shares of our Class A common stock offered by this prospectus by the Selling Stockholders are actually sold. Such presentation is based on 50,337,581 shares of our Class A common stock outstanding as of March 22, 2005.

The Selling Stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale.

The Selling Stockholders and any of their pledgees, donees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Class A common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	to cover short sales made after the date that this Registration Statement is declared effective by the Securities and Exchange Commission;

•	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The Selling Stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The Selling Stockholders may from time to time pledge or grant a security interest in some or all of the shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of Class A common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this prospectus.

Upon our being notified in writing by a Selling Stockholder that any material arrangement has been entered into with a broker-dealer for the sale of Class A common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such Selling Stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such shares of Class A common stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In addition, upon our being notified in writing by a Selling Stockholder that a donee or pledgee intends to sell more than 500 shares of Class A common stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.

The Selling Stockholders also may transfer the shares of Class A common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of securities will be paid by the Selling Stockholder and/or the purchasers.

Each Selling Stockholder has represented and warranted to us that, at the time it acquired the securities subject to this Registration Statement, it did not have any agreement or understanding, directly or indirectly, with any person to distribute any of such securities. We have advised each Selling Stockholder that it may not use shares registered on this Registration Statement to cover short sales of our Class A common stock made prior to the date on which this Registration Statement was declared effective by the Securities and Exchange Commission.

We are required to pay all fees and expenses incident to the registration of the shares, but we will not receive any proceeds from the sale of the Class A common stock. We have agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

It is possible that a significant number of shares could be sold at the same time under this prospectus, and such sales, or the possibility thereof, may have a depressive effect on the market price of our Class A common stock.

LEGAL MATTERS

The validity of the Class A common stock offered by this prospectus, other than the shares of Class A common stock held by Safeguard, has been passed upon by Hunton & Williams LLP, Richmond, Virginia. The validity of the Class A common stock offered by this prospectus and held by Safeguard has been passed upon by Steven J. Feder, Esq., Senior Vice President and General Counsel of Safeguard.

EXPERTS

The consolidated financial statements and financial statement schedule of eMerge Interactive, Inc. and subsidiaries as of December 31, 2004 and 2003 and for each of the years in the three-year period ended December 31, 2004 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC’s public reference rooms, which are located at 450 Fifth Street N.W. Washington, D.C. 20549 and 500 West Madison Street, Suite 1400, Chicago, IL 60661.

You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. Our SEC filings are also available at the SEC’s web site at “http://www.sec.gov.” In addition, you can read and copy our SEC filings at the office of the National Association of Securities Dealers, Inc. at 1735 “K” Street, Washington, DC 20006.

Also, our SEC filings are available (free of charge) at our web site at http://www.emergeinteractive.com or we will provide (also free of charge) any of our documents filed with the SEC, as you may reasonably request orally or in writing. To obtain free copies, please call or write to:

Robert E. Drury

eMerge Interactive, Inc.

10305 102nd Terrace

Sebastian, Florida 32958

Phone: (772) 581-9741

INCORPORATION BY REFERENCE

The SEC permits us to “incorporate by reference” certain of our publicly filed documents into this prospectus, which means that we can disclose important information to you by referring you to other documents. Information that we file with the SEC after the effective date of this prospectus will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, or until we terminate the effectiveness of this registration statement.

The following documents filed with the SEC are incorporated by reference in this prospectus:

1.	Our Annual Report on Form 10-K for the year ended December 31, 2004, filed on March 28, 2005.

2.	Our Definitive Proxy Statement on Schedule 14A, filed April 26, 2004.

3.	The description of our Class A common stock contained in our Registration Statement on Form 8-A, filed on January 20, 2000, including any amendments or reports filed for the purpose of updating such description.

4.	Our Current Reports on Form 8-K, filed February 28, 2005, January 27, 2005 and January 12, 2005.

This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information incorporated by reference or provided in this prospectus and the registration statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth all expenses, other than the underwriting discounts and commissions, payable by eMerge in connection with the registration of the Class A common stock. All the amounts shown are estimates except for the registration fee.

Securities and Exchange Commission registration fee	$976
Printing and engraving expenses	200
Legal fees and expenses	30,000
Accounting fees and expenses	7,000
Miscellaneous	100

Total	$38,276

ITEM 15.	INDEMNIFICATION OF OFFICERS AND DIRECTORS.

The Registrant’s Second Amended and Restated Certificate of Incorporation permits indemnification to the fullest extent permitted by Delaware law. The Registrant’s Amended and Restated Bylaws require the Registrant to indemnify any person who was or is an authorized representative of the Registrant, and who was or is a party or is threatened to be made a party to any third party proceeding by reason of the fact that such person was or is an authorized representative of the Registrant, against expenses, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such third party proceeding if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the Registrant and, with respect to any criminal proceeding (including any action or investigation which could or does lead to a criminal proceeding) had no reasonable cause to believe such conduct was unlawful. The Registrant shall also indemnify any person who was or is an authorized representative of the Registrant, and who was or is a party or is threatened to be made a party to any corporate proceeding by reason of the fact that such person was or is an authorized representative of the Registrant against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such action if such person acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the Registrant, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Registrant unless and only to the extent that the Delaware Court of Chancery or the court in which such proceeding was pending shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such authorized representative is fairly and reasonably entitled to indemnity. Such indemnification is mandatory under the Registrant’s Bylaws as to expenses actually and reasonably incurred to the extent that an authorized representative of the Registrant has been successful on the merits or otherwise in defense of any proceeding or in defense of any claim, issue or matter therein. The determination of whether an individual is entitled to indemnification as to both third party and corporate proceedings may be made by a majority of disinterested directors, independent legal counsel in a written legal opinion or the stockholders. Delaware law also permits indemnification in connection with a proceeding brought by or in the right of the Registrant to procure a judgment in its favor.

ITEM 16.	EXHIBITS.

The following exhibits either are filed as part of this registration statement or incorporated by reference to documents previously filed or will be filed by amendment. Exhibit numbers correspond to the exhibits required by Item 601 of Regulation S-K.

Exhibit No.	Description
5.1****	Opinion and consent of Hunton & Williams LLP, as to legality of the Class A common stock issued and to be issued by eMerge Interactive, Inc.

5.2****	Opinion and consent of Steven J. Feder, Esq., as to legality of the Class A common stock issued by eMerge Interactive, Inc.

10.1*	Securities Purchase Agreement, effective as of January 12, 2005, by and between eMerge Interactive, Inc. and Steelhead Investments Ltd., Cranshire Capital L.P. and Omicron Master Trust.

10.2**	Form of Common Stock Purchase Warrant effective as of January 27, 2005, by and between eMerge Interactive, Inc. and Steelhead Investments Ltd., Cranshire Capital L.P. and Omicron Master Trust.

10.3**	Registration Rights Agreement effective as of January 27, 2005, by and between eMerge Interactive, Inc. and Steelhead Investments Ltd., Cranshire Capital L.P. and Omicron Master Trust.

10.4***	Warrant, dated as of December 2, 2004, issued by eMerge Interactive, Inc. to Roth Capital Partners, LLC

10.5****	Option Agreement, dated as of June 14, 2004, issued by eMerge Interactive, Inc. to Robert E. Drury

23.1****	Consent of KPMG LLP.

23.2****	Consent of Hunton & Williams LLP (included in Exhibit 5.1 herein).

23.3****	Consent of Steven J. Feder, Esq. (included in Exhibit 5.2 herein).

24.1****	Power of Attorney of certain officers and directors of eMerge Interactive, Inc. (included on signature page).

*	Filed with the Company’s Current Report on Form 8-K filed January 12, 2005.

**	Filed with the Company’s Current Report on Form 8-K filed January 27, 2005.

***	Filed with the Company’s Current Report on Form 8-K filed December 8, 2004

****	Filed herewith.

ITEM 17.	UNDERTAKINGS.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referenced in Item 15 of this registration statement or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against these liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by a director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether the indemnification by it is against public policy as expressed in the Securities Act of 1933, and will be governed by the final adjudication of this issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sebastian, State of Florida, on the 24th day of March, 2005.

EMERGE INTERACTIVE, INC.

By:	/s/ DAVID C. WARREN
David C. Warren,
Chief Executive Officer

POWER OF ATTORNEY

In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed below by the following persons in the capacities and on the dates stated. Each of the directors and/or officers of whose signature appears below hereby appoints Robert E. Drury, as his attorney-in-fact to sign in his or her name and on his or her behalf, in any and all capacities stated below and to file with the Securities and Exchange Commission any and all amendments (including, without limitation, post-effective amendments) to this registration statement, making such changes in the registration statement as appropriate, and generally to do all such things on their behalf in their capacities as directors and/or officers to enable eMerge Interactive, Inc. to comply with the provisions of the Securities Act, and all requirements of the Securities and Exchange Commission.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ DAVID C. WARREN David C. Warren	Chief Executive Officer and Director (Principal Executive Officer)	March 24, 2005

/s/ ROBERT E. DRURY Robert E. Drury	Chief Financial Officer (Principal Accounting and Financial Officer)	March 24, 2005

/s/ JOHN C. BELKNAP John C. Belknap	Chairman of the Board	March 24, 2005

/s/ JOHN C. FOLTZ John C. Foltz	Director	March 24, 2005

/s/ CHRISTOPHER A. SINCLAIR Christopher A. Sinclair	Director	March 24, 2005

/s/ ROBERT S. SPENCER Robert S. Spencer	Director	March 24, 2005

/s/ WESLEY W. WATKINS Wesley W. Watkins	Director	March 24, 2005

EXHIBIT INDEX

Exhibit No.	Description

5.1****	Opinion and consent of Hunton & Williams LLP, as to legality of the Class A common stock issued and to be issued by eMerge Interactive, Inc.

5.2****	Opinion and consent of Steven J. Feder, Esq., as to legality of the Class A common stock issued by eMerge Interactive, Inc.

10.1*	Securities Purchase Agreement, effective as of January 12, 2005, by and between eMerge Interactive, Inc. and Steelhead Investments Ltd., Cranshire Capital L.P. and Omicron Master Trust.

10.2**	Form of Common Stock Purchase Warrant effective as of January 27, 2005, by and between eMerge Interactive, Inc. and Steelhead Investments Ltd., Cranshire Capital L.P. and Omicron Master Trust.

10.3**	Registration Rights Agreement effective as of January 27, 2005, by and between eMerge Interactive, Inc. and Steelhead Investments Ltd., Cranshire Capital L.P. and Omicron Master Trust.

10.4***	Warrant, dated as of December 2, 2004, issued by eMerge Interactive, Inc. to Roth Capital Partners, LLC

10.5****	Option Agreement, dated as of June 14, 2004, issued by eMerge Interactive, Inc. to Robert E. Drury

23.1****	Consent of KPMG LLP.

23.2****	Consent of Hunton & Williams LLP (included in Exhibit 5.1 herein).

23.3****	Consent of Steven J. Feder, Esq. (included in Exhibit 5.2 herein).

24.1****	Power of Attorney of certain officers and directors of eMerge Interactive, Inc. (included on signature page).

*	Filed with the Company’s Current Report on Form 8-K filed January 12, 2005.

**	Filed with the Company’s Current Report on Form 8-K filed January 27, 2005.

***	Filed with the Company’s Current Report on Form 8-K filed December 8, 2004

****	Filed herewith.